EXHIBIT (e)(1)(iv)

Van Eck VIP Trust
335 Madison Avenue – 19th Floor
New York, New York 10017

April 8, 2013

Van Eck Securities Corporation
335 Madison Avenue – 19th Floor
New York, New York 10017

Ladies and Gentlemen:

          Pursuant to Section 1 of the Distribution Agreement, dated July 31, 1989 (the “Agreement”), between Van Eck VIP Trust (formerly Van Eck Investment Trust (the “Trust”) and Van Eck Securities Corporation (the “Distributor”), please be advised that the Trust has established an additional series of the Trust, namely, Van Eck VIP Global Gold Fund (the “Fund”). The Fund has adopted the Agreement and retained the Distributor to render services contemplated by the Agreement for the Fund.

          Please confirm your willingness to render such services.

VAN ECK VIP TRUST

/s/ Joseph J. McBrien

Name:	Joseph J. McBrien
Title:	Senior Vice President and General Counsel

Confirmed, Agreed to and Accepted this 8th day of April, 2013:

VAN ECK SECURITIES CORPORATION

/s/ Jonathan R. Simon

Name:	Jonathan R. Simon
Title:	Vice President

D-00091677.1.Van Eck Worldwide Insurance Trust